Filed Pursuant to Rule 424(b)(5)

Registration No: 333-142839

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
7.75% Senior Notes due 2014	$700,000,000	98.986%	$692,902,000	$38,663.93

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT

(To Prospectus Dated May 11, 2007)

$700,000,000

Regions Financial Corporation

7.75% Senior Notes due 2014

We will pay interest on the notes at an annual rate equal to 7.75% and will pay interest on May 10 and November 10 of each year, beginning on May 10, 2010. The notes will mature on November 10, 2014.

We may not redeem the notes prior to their maturity. There is no sinking fund for the notes.

The notes will be senior unsecured obligations of Regions Financial Corporation and will rank equally among themselves and with all of our other unsecured and unsubordinated indebtedness. The notes will not be guaranteed by any of our subsidiaries.

The notes will be issued only in registered book-entry form, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The notes will not be listed on any securities exchange. Currently there is no public market for the notes.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-4 of this prospectus supplement.

	Price to Public (1)	Underwriting Discounts and Commissions	Proceeds, Before Expenses, to Regions (1)
Per Note	98.986%	0.4%	98.586%
Total	$692,902,000	$2,800,000	$690,102,000

(1)	Plus accrued interest, if any, from November 10, 2009.

Neither the Securities and Exchange Commission, any state securities commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The notes are not savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries and are not insured by the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System or any other governmental agency or instrumentality. The notes are not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

The underwriters expect to deliver the notes through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V., against payment in New York, New York on or about November 10, 2009.

Our affiliates, including Morgan Keegan & Company, Inc., may use this prospectus supplement and the accompanying prospectus in connection with offers and sales of the notes in the secondary market. These affiliates may act as principal or agent in those transactions. Secondary market sales will be made at prices related to market prices at the time of sale.

Joint Book-Running Managers

Goldman, Sachs & Co.	J.P. Morgan	Morgan Keegan & Company, Inc.	UBS Investment Bank

Junior Co-Managers

Loop Capital Markets LLC	The Williams Capital Group, L.P.

The date of this prospectus supplement is November 5, 2009.

Unless otherwise indicated, you may rely only on the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. Neither we nor any underwriter has authorized anyone to provide any other information. When you make a decision about whether to invest in the notes, you should not rely upon any information other than the information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. Neither the delivery of this prospectus supplement nor the sale of the notes means that information contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference is correct after their respective dates. This prospectus supplement and the accompanying prospectus are not an offer to sell or solicitation of an offer to buy notes in any circumstances under which the offer or solicitation is unlawful.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described below under the heading “Where You Can Find More Information.”

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement to “the company,” “we,” “us,” “our” or similar references mean Regions Financial Corporation and not its subsidiaries and references to “Regions” mean Regions Financial Corporation and its subsidiaries.

If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.

We are not, and the underwriters are not, making an offer to sell these notes in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference is accurate as of any date other than the date of the applicable document. Regions’ business, financial condition, results of operations and prospects may have changed since that date. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or on behalf of the underwriters, to subscribe for and purchase, any of the notes and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or “SEC”. Our SEC filings are available to the public over the Internet at the SEC web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available at the offices of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call 212-656-5060.

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and information that we subsequently file with the SEC will automatically update and supersede information in this prospectus supplement and in our other filings with the SEC. We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or “Exchange Act,” until we sell all the securities offered by this prospectus supplement (in each case, other than information that is deemed, under SEC rules, not to have been filed):

•	Annual Report on Form 10-K for the year ended December 31, 2008, filed February 24, 2009;

•

Quarterly Reports on Form 10-Q for the quarter ended March 31, 2009, filed May 11, 2009, as amended by Amendment No. 1 on Form 10-Q/A, filed May 13, 2009 and Amendment No. 2 on Form 10-Q/A, filed June 9, 2009, the quarter ended June 30, 2009, filed August 5, 2009, and the quarter ended September 30, 2009, filed November 4, 2009; and

•

Current Reports on Form 8-K filed February 27, 2009, March 2, 2009, April 16, 2009 (containing disclosure under Item 8.01), April 22, 2009, May 7, 2009, May 20, 2009 (Item 8.01 and Exhibit 99.1 only), May 27, 2009, June 9, 2009, June 17, 2009, June 18, 2009 (first filing), June 24, 2009, July 15, 2009, July 22, 2009, September 4, 2009 and October 15, 2009.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing or calling us at the following address:

Regions Financial Corporation

Investor Relations

1900 Fifth Avenue North

Birmingham, Alabama 35203

(205) 581-7890

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information included or incorporated by reference in this prospectus supplement and the accompanying prospectus may include forward-looking statements. The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a “safe harbor” for forward-looking statements which are identified as such and are accompanied by the identification of important factors that could cause actual results to differ materially from the forward-looking statements. For these statements, Regions claims the protection afforded by the safe harbor in the Act. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results or other developments. Forward-looking statements are based on management’s expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs and projections expressed in such statements. These risks, uncertainties and other factors include, but are not limited to, those described below:

•

In October 2008, Congress enacted and the President signed into law the Emergency Economic Stabilization Act of 2008, and on February 17, 2009 the American Recovery and Reinvestment Act of 2009 was signed into law. Additionally, the U.S. Treasury Department and federal banking regulators are implementing a number of programs to address capital and liquidity issues in the banking system, and may announce additional programs in the future, all of which may have significant effects on Regions and the financial services industry, the exact nature and extent of which cannot be determined at this time.

•	The impact of compensation and other restrictions imposed under the Troubled Asset Relief Program (“TARP”) until Regions is able to repay the outstanding preferred stock issued under the TARP.

•	Possible additional loan losses, impairment of goodwill and other intangibles and valuation allowances on deferred tax assets and the impact on earnings and capital.

•	Possible changes in interest rates may affect funding costs and reduce earning asset yields, thus reducing margins.

•	Possible changes in general economic and business conditions in the United States in general and in the communities Regions serves in particular.

•	Possible changes in the creditworthiness of customers and the possible impairment of the collectability of loans.

•

Possible changes in trade, monetary and fiscal policies, laws and regulations, and other activities of governments, agencies, and similar organizations, including changes in accounting standards, may have an adverse effect on business.

•	The current stresses in the financial and real estate markets, including possible continued deterioration in property values.

•	Regions’ ability to manage fluctuations in the value of assets and liabilities and off-balance sheet exposure so as to maintain sufficient capital and liquidity to support Regions’ business.

•	Regions’ ability to achieve the earnings expectations related to businesses that have been acquired or that may be acquired in the future.

•	Regions’ ability to expand into new markets and to maintain profit margins in the face of competitive pressures.

•	Regions’ ability to develop competitive new products and services in a timely manner and the acceptance of such products and services by Regions’ customers and potential customers.

•	Regions’ ability to keep pace with technological changes.

•	Regions’ ability to effectively manage credit risk, interest rate risk, market risk, operational risk, legal risk, liquidity risk, and regulatory and compliance risk.

•	The cost and other effects of material contingencies, including litigation contingencies.

•	The effects of increased competition from both banks and non-banks.

•	The effects of geopolitical instability and risks such as terrorist attacks.

•	Possible changes in consumer and business spending and saving habits could affect Regions’ ability to increase assets and to attract deposits.

•	The effects of weather and natural disasters such as droughts and hurricanes.

The words “believe,” “expect,” “anticipate,” “project,” and similar expressions often signify forward-looking statements. You should not place undue reliance on any forward-looking statements, which speak only as of the date made. We assume no obligation to update or revise any forward-looking statements that are made from time to time.

See also Item 1A. “Risk Factors” of Regions’ Annual Report on Form 10-K for the year ended December 31, 2008 and Quarterly Reports on Form 10-Q for the periods ended March 31, 2009, June 30, 2009 and September 30, 2009.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and may not contain all the information that you need to consider in making your investment decision. You should carefully read this entire prospectus supplement and the accompanying prospectus, as well as the information to which we refer you and the information incorporated by reference herein, before deciding whether to invest in the notes. You should pay special attention to the “Risk Factors” section of this prospectus supplement and contained in our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, as amended, June 30, 2009 and September 30, 2009 to determine whether an investment in the notes is appropriate for you.

Regions Financial Corporation

Regions Financial Corporation is a Delaware corporation and financial holding company headquartered in Birmingham, Alabama, which operates throughout the South, Midwest and Texas. Regions provides traditional commercial, retail and mortgage banking services, as well as other financial services in the fields of investment banking, asset management, trust, mutual funds, securities brokerage, insurance and other specialty financing. At September 30, 2009, Regions had total consolidated assets of approximately $140 billion, total consolidated deposits of approximately $95 billion and total consolidated stockholders’ equity of approximately $18 billion.

Additional information about us and our subsidiaries is included in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” in this prospectus supplement.

Our principal executive offices are located at 1900 Fifth Avenue North, Birmingham, Alabama 35203, and our telephone number at that address is 205-944-1300.

Recent Developments

On October 22, 2009, Dominion Bond Rating Service downgraded Regions’ senior notes, subordinated notes and junior subordinated notes and Regions Bank’s short-term debt, long-term bank deposits, long-term debt and subordinated debt. On November 4, 2009, Standard & Poor’s downgraded Regions’ senior notes, subordinated notes and junior subordinated notes and Regions Bank’s long-term deposits, senior notes and subordinated notes. Standard & Poor’s maintains a negative outlook on Regions.

Ratings assigned to Regions’ debt securities and the debt securities of Regions Bank remain subject to change at any time and it is possible that any of the ratings agencies will further downgrade these obligations. Any decrease, or potential decrease, in credit ratings could impact Regions’ access to the capital markets or short-term funding and/or increase our financing costs and thereby adversely affect Regions’ liquidity and financial condition. For more information on Regions’ credit ratings and the potential impact of any subsequent downgrades, see “Risk Factors—Ratings agencies recently downgraded our securities and the deposit ratings of Regions Bank; these downgrades and any subsequent downgrades could adversely impact the price and liquidity of our securities and could have an adverse impact on our businesses and results of operations.”

SUMMARY OF THE OFFERING

The following summary contains basic information about the notes and this offering and is not intended to be complete. It does not contain all the information that is important to you. For a complete understanding of the notes, you should read the section of this prospectus supplement entitled “Description of Notes.”

Issuer	Regions Financial Corporation.

Notes Offered	$700,000,000 aggregate principal amount of 7.75% Senior Notes due 2014.

Issue Date	November 10, 2009.

Maturity	November 10, 2014.

Interest Rate; Interest Payment Dates	We will pay interest on the notes at an annual rate equal to 7.75% and will pay such interest on May 10 and November 10 of each year (each an “interest payment date”), beginning on May 10, 2010.

Record Dates	April 27 and October 27.

Day Count Convention	30/360.

No Guarantees	The notes are not guaranteed by any of our subsidiaries. As a result, the notes will be structurally subordinated to the liabilities of our subsidiaries as discussed below under “Ranking.” The notes are not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

Ranking	The notes will be senior unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness and will be effectively subordinated to our existing and future secured indebtedness, to the extent of the value of the collateral securing such indebtedness, and structurally subordinated to the existing and future indebtedness of our subsidiaries. As of September 30, 2009, our subsidiaries had, in the aggregate, outstanding debt and other liabilities, including deposits, of approximately $117.5 billion. All of such debt and other liabilities would rank structurally senior to the notes in case of liquidation or otherwise. As of September 30, 2009, Regions Financial Corporation (parent company only) had an aggregate of approximately $0.8 billion of outstanding senior debt and approximately $3.0 billion of outstanding subordinated and junior subordinated debt.

The indenture does not limit the amount of additional indebtedness we or our subsidiaries may incur.

Redemption / Repayment	The notes will not be subject to redemption at our option or to repayment at the option of the holder at any time prior to maturity.

Sinking Fund	There is no sinking fund for the notes.

Further Issuances	The notes will initially be limited to an aggregate principal amount of $700,000,000. We may, without your consent, increase the principal amount of the notes by issuing an unlimited principal amount of additional notes in the future on the same terms and conditions as the notes offered hereby, except for any differences in the issue date, issue price and interest accrued prior to the date thereof.

Use of Proceeds	The net proceeds to us from the sale of the notes, after deduction of estimated underwriting discounts and commissions and estimated expenses payable by us, will be approximately $688,702,000 and will be used by us for general corporate purposes.

Form and Denomination	The notes will be offered in book-entry form through the facilities of The Depository Trust Company in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Investors may elect to hold interests in the notes through Clearstream Banking, société anonyme, or Euroclear Bank S.A./N.V., as operator of the Euroclear System, if they are participants in these systems, or indirectly through organizations which are participants in these systems.

Listing	The notes will not be listed on any securities exchange.

Governing Law	The notes and the indenture pursuant to which we will issue the notes will be governed by the laws of the State of New York.

Trustee	Deutsche Bank Trust Company Americas.

Conflicts of Interest	Because Morgan Keegan & Company, Inc., one of the underwriters in this offering of notes, is our affiliate, the underwriters are deemed to have a “conflict of interest” under Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc., which are overseen by FINRA. Accordingly, this offering will be made in compliance with the applicable provisions of Rule 2720. Pursuant to Rule 2720, the appointment of a qualified independent underwriter is not necessary in connection with this offering, as the offering is of debt securities that are investment grade rated. Morgan Keegan & Company, Inc. will not confirm sales to any accounts over which it exercises discretionary authority without first receiving a written consent from those accounts.

RISK FACTORS

An investment in our notes involves certain risks. You should carefully consider the risks described below and the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, as amended, June 30, 2009 and September 30, 2009, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. This prospectus supplement also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus supplement and the accompanying prospectus.

The notes are our obligations and not obligations of our subsidiaries and will be structurally subordinated to the claims of our subsidiaries’ creditors.

The notes are exclusively our obligations and not those of our subsidiaries. We are a holding company that conducts substantially all of our operations through our bank and non-bank subsidiaries. As a result, our ability to make payments on the notes will depend primarily upon the receipt of dividends and other distributions from our subsidiaries. If we do not receive sufficient cash dividends and other distributions from our subsidiaries, it is unlikely that we will have sufficient funds to make payments on the notes.

Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds to pay our obligations, whether by dividends, distributions, loans or other payments. In addition, any dividend payments, distributions, loans or advances to us by our subsidiaries in the future will require the generation of future earnings by our subsidiaries and may require regulatory approval. There are statutory and regulatory limitations on the payment of dividends by Regions Bank to us, as well as by us to our stockholders. Regulations of both the Board of Governors of the Federal Reserve System (the “FRB”) and the State of Alabama affect the ability of Regions Bank to pay dividends and other distributions to us and to make loans to us. Given the loss recorded at Regions Bank during the fourth quarter of 2008, and subsequent losses recorded in the second and third quarters of 2009, under the FRB’s rules, Regions Bank does not expect to be able to pay dividends to us in the near term without first obtaining regulatory approval. If Regions Bank is unable to make dividend payments to us and sufficient capital is not otherwise available, we may not be able to make principal and interest payments on our debt, including the notes.

In addition, our right to participate in any distribution of assets of any of our subsidiaries upon the subsidiary’s liquidation or otherwise will generally be subject to the prior claims of creditors of that subsidiary. Your ability as a holder of the notes to benefit indirectly from that distribution also will be subject to these prior claims. The notes are not guaranteed by any of our subsidiaries. As a result, the notes will be structurally subordinated to all existing and future liabilities and obligations of our subsidiaries, including deposits, which means that our subsidiaries’ creditors will be paid from our subsidiaries’ assets before holders of the notes would have any claims to those assets. Therefore, you should look only to our assets for payments on the notes. At September 30, 2009, the aggregate amount of all debt and other liabilities of our subsidiaries, including deposits, was approximately $117.5 billion. Our subsidiaries may incur additional debt and liabilities in the future, all of which would rank structurally senior to the notes.

The notes will be effectively junior to all of our and our subsidiaries’ secured indebtedness.

The notes will be effectively subordinated to any of the existing and future secured debt we or our subsidiaries may incur, to the extent of the value of the assets securing such debt. In the event that we are declared bankrupt, become insolvent or are liquidated or reorganized, any debt that ranks ahead of the notes will be entitled to be paid in full from our assets before any payment may be made with respect to the notes. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same ranking as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we may not have sufficient assets to pay amounts due on the notes. As a result, if holders of the notes receive any payments, they may receive less, ratably, than holders of secured indebtedness.

The notes are not insured or guaranteed by the Federal Deposit Insurance Corporation.

The notes are not savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries and are not insured by the Federal Deposit Insurance Corporation, the FRB or any other governmental agency or instrumentality. In addition, the notes are not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

You may be unable to sell the notes because there is no public trading market for the notes.

The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or included in any automated quotation system. Consequently, the notes will be relatively illiquid and you may be unable to sell your notes. Although the representatives of the underwriters have advised us that, following completion of the offering of the notes, one or more of the underwriters currently intend to make a secondary market in the notes, they are not obligated to do so and may discontinue any market-making activities at any time without notice. Accordingly, a trading market for the notes may not develop or any such market may not have sufficient liquidity.

Ratings agencies recently downgraded our securities and the deposit ratings of Regions Bank; these downgrades and any subsequent downgrades could adversely impact the price and liquidity of our securities and could have an adverse impact on our businesses and results of operations.

The ratings assigned to Regions’ debt securities and the debt securities of Regions Bank have recently been downgraded. On May 18, 2009, Regions’ senior notes, subordinated notes and junior subordinated notes were downgraded to Baa3, Ba1 and Ba2 from A3, Baa1 and Baa1, respectively, by Moody’s Investors Service (“Moody’s”). Regions Bank’s financial strength, long-term deposits and short-term deposits were downgraded by Moody’s to D+, Baa1 and P-2 from C+, A2 and P-1, respectively. Moody’s maintains a negative outlook on Regions. On June 17, 2009, in connection with an industry-wide review of the financial sector, Standard & Poor’s downgraded Regions’ senior notes, subordinated notes and junior subordinated notes to BBB+, BBB and BB+ from A, A- and BBB, respectively, and Regions Bank’s short-term deposits, senior notes and subordinated notes were downgraded by Standard and Poor’s to A-2, A- and BBB+ from A-1, A+ and A, respectively. As part of a similar industry-wide review of the financial sector, on June 16, 2009, Fitch Ratings (“Fitch”) downgraded Regions’ senior notes, subordinated notes and junior subordinated notes to A-, BBB+ and BBB from A, A- and BBB+ respectively, and Regions Bank’s senior notes and subordinated notes were downgraded by Fitch to A- and BBB+ from A and A-, respectively. Regions Bank’s short-term deposit rating of F1 was affirmed by Fitch. Fitch maintains a negative outlook on Regions. On October 22, 2009, Dominion Bond Rating Service downgraded Regions’ senior notes, subordinated notes and junior subordinated notes to AL, BBBH and BBBH from A, AL and AL, respectively, and Regions Bank’s short-term debt, long-term bank deposits, long-term debt and subordinated debt to R-1L, A, A and AL from R-1M, AH, AH and A, respectively. On November 4, 2009, Standard & Poor’s further downgraded Regions’ senior notes, subordinated notes and junior subordinated notes to BBB, BBB- and BB, respectively, and Regions Bank’s long-term deposits, senior notes and subordinated notes, to BBB+, BBB+ and BBB, respectively. Standard & Poor’s maintains a negative outlook on Regions. The ratings assigned to Regions’ debt securities and the debt securities of Regions Bank remain subject to change at any time and it is possible that any of the ratings agencies will further downgrade these obligations.

In addition, this notes offering may cause the ratings agencies to reassess the ratings assigned to Regions’ debt securities. Any such action may lead to a downgrade of any rating assigned to the notes offered by this prospectus supplement or in the assignment of a rating for the notes that is lower than might otherwise be the case.

In general, ratings agencies base their ratings on many quantitative and qualitative factors, including capital adequacy, liquidity, asset quality, business mix and level and quality of earnings, and Regions may not be able to maintain its current credit ratings. In addition, ratings agencies have themselves been subject to scrutiny arising from the financial crisis such that the rating agencies may make or may be required to make substantial changes to their ratings policies and practices. Such changes may, among other things, adversely affect the ratings of Regions’ securities or other securities in which Regions has an economic interest. Any decrease, or potential decrease, in credit ratings could impact Regions’ access to the capital markets or short-term funding and/or increase our financing costs, and thereby adversely affect Regions’ liquidity and financial condition. Where Regions Bank is providing forms of credit support such as letters of credit, standby lending arrangements or other forms of credit support, a decline in short-term credit ratings may require that customers of Regions Bank seek replacement credit support from a higher rated institution. We cannot predict whether customer relationships or opportunities for future relationships could be adversely affected by customers who choose to do business with a higher rated institution.

NON-GAAP FINANCIAL MEASURES

The table below presents a reconciliation of stockholders’ equity to Tier 1 capital and to Tier 1 common equity. Traditionally, the FRB and other banking regulatory bodies have assessed a bank’s capital adequacy based on Tier 1 capital, the calculation of which is codified in federal banking regulations. In connection with the Supervisory Capital Assistance Program, these regulators began supplementing their assessment of the capital adequacy of a bank based on a variation of Tier 1 capital, known as Tier 1 common equity. While not codified, analysts and banking regulators have assessed Regions’ capital adequacy using, among other measures, the Tier 1 common equity measure. Because Tier 1 common equity is not formally defined by GAAP or codified in the federal banking regulations, this measure is considered to be a non-GAAP financial measure and other entities may calculate it differently than Regions’ disclosed calculation. Since analysts and banking regulators may assess Regions’ capital adequacy using Tier 1 common equity, we believe that it is useful to provide investors the ability to assess Regions’ capital adequacy on this same basis.

Tier 1 common equity is often expressed as a percentage of risk-weighted assets. Under the risk-based capital framework, a bank’s balance sheet assets and credit equivalent amounts of off-balance sheet items are assigned to one of four broad risk categories. The aggregated dollar amount in each category is then multiplied by the risk weighting assigned to that category. The resulting weighted values from each of the four categories are added together and this sum is the risk-weighted assets total that, as adjusted, comprises the denominator of certain risk-based capital ratios. Tier 1 capital is then divided by this denominator (risk-weighted assets) to determine the Tier 1 capital ratio. Adjustments are made to Tier 1 capital to arrive at Tier 1 common equity. Tier 1 common equity is also divided by the risk-weighted assets to determine the Tier 1 common equity ratio. The amounts disclosed as risk-weighted assets are calculated consistent with banking regulatory requirements.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. To mitigate these limitations, Regions has procedures in place to ensure that these measures are calculated using the appropriate GAAP or regulatory components and to ensure that the company’s capital performance is properly reflected for period-to-period comparisons. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP.

The following table provides a reconciliation of stockholders’ equity (GAAP) to Tier 1 capital (regulatory) and to Tier 1 common equity (non-GAAP).

		September 30, 2009
		(In millions)		Ratio
Stockholders’ equity (GAAP)		$18,492
Less:
Accumulated other comprehensive income		143
Non-qualifying goodwill and intangibles		5,821
Other non-qualifying assets		506
Add:
Qualifying non-controlling interests		91
Qualifying trust preferred securities		846

Tier 1 capital (regulatory)	A	$12,959	A/C	12.15%
Less:
Qualifying non-controlling interests		91
Qualifying trust preferred securities		846
Preferred stock		3,612

Tier 1 common equity (non-GAAP)	B	$8,410	B/C	7.88%

Risk-weighted assets (regulatory)	C	$106,673

SELECTED CONSOLIDATED FINANCIAL DATA

The following are selected consolidated financial data for Regions as of and for the nine months ended September 30, 2009 and 2008, as of and for the years ended December 31, 2008 and 2007 and for the year ended December 31, 2006.

The financial data as of and for the nine months ended September 30, 2009 and 2008 are derived from our unaudited consolidated financial statements. Results for the nine months ended September 30, 2009 are not necessarily indicative of results for any other interim period or for the year as a whole. The consolidated financial data as of and for each of the years ended December 31, 2008 and 2007 and for the year ended December 31, 2006 are derived from Regions’ audited consolidated financial statements. Regions’ consolidated financial statements for each of the three fiscal years ended December 31, 2008, 2007 and 2006 were audited by Ernst & Young LLP, an independent registered public accounting firm. The summary below should be read in conjunction with Regions’ consolidated financial statements, and the related notes thereto, and the other information in Regions’ Annual Report on Form 10-K for the year ended December 31, 2008 and in conjunction with Regions’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, which are incorporated by reference.

Regions’ consolidated financial statements include the results of operations of acquired companies only from their respective dates of acquisition. The consolidated results of operations of Regions for the year ended December 31, 2006 include the results of operations of AmSouth Bancorporation since November 4, 2006.

	Nine Months Ended September 30,		Year Ended December 31,
(In millions)	2009	2008	2008	2007	2006
	(Unaudited)
Consolidated Condensed Statements of Operations
Total interest income	$4,044	$4,982	$6,563	$8,075	$5,649
Total interest expense	1,559	2,063	2,720	3,676	2,341

Net interest income	2,485	2,919	3,843	4,399	3,308
Provision for loan losses	2,362	907	2,057	555	142

Net interest income after provision for loan losses	123	2,012	1,786	3,844	3,166
Total non-interest income before security gains (losses), net	2,872	2,279	2,981	2,864	2,021
Securities gains (losses), net	165	92	92	(9)	8
Total non-interest expense	3,532	3,519	10,792	4,660	3,204
Income taxes	116	231	(348)	646	619

Income (loss) from continuing operations	(488)	633	(5,585)	1,393	1,372

Discontinued operations:
Income (loss) from discontinued operations before income taxes	—	(18)	(18)	(217)	(32)
Income tax (benefit) expense	—	(7)	(7)	(75)	(13)

Income (loss) from discontinued operations, net of tax	—	(11)	(11)	(142)	(19)

Net income (loss)	$(488)	$622	$(5,596)	$1,251	$1,353

Net income (loss) available to common shareholders	$(655)	$622	$(5,622)	$1,251	$1,353

	Nine Months Ended September 30,		Year Ended December 31,
(In millions, except per share data)	2009	2008	2008	2007	2006
	(Unaudited)

Per Common Share Data
Earnings (loss) per common share from continuing operations – basic	$(0.71)	$0.91	$(8.07)	$1.97	$2.74
Earnings (loss) per common share from continuing operations – diluted	(0.71)	0.91	(8.07)	1.95	2.71
Earnings (loss) per common share – basic	(0.71)	0.89	(8.09)	1.77	2.70
Earnings (loss) per common share – diluted	(0.71)	0.89	(8.09)	1.76	2.67
Cash dividends declared per common share	0.12	0.86	0.96	1.46	1.40
Weighted-average number of shares outstanding – basic	921	696	695	708	502
Weighted-average number of shares outstanding – diluted	921	696	695	713	507

	September 30,		December 31,
(In millions)	2009	2008	2008	2007
	(Unaudited)
Consolidated Condensed Balance Sheets
Assets
Cash and due from banks	$2,101	$2,986	$2,643	$3,720
Interest-bearing deposits in other banks	5,902	30	7,540	32
Securities available for sale	1,388	1,268	1,050	1,091
Trading account assets	21,030	17,633	18,850	17,318
Loans held for sale	1,470	1,054	1,282	721
Loans, net of unearned income	92,754	98,712	97,419	95,379
Allowance for loan losses	(2,627)	(1,472)	(1,826)	(1,321)

Net loans	90,127	97,240	95,593	94,058

Goodwill	5,557	11,529	5,548	11,492
Other identifiable intangible assets	535	675	638	760
Other assets	11,876	11,877	13,104	11,850

Total assets	$139,986	$144,292	$146,248	$141,042

Liabilities and Stockholders’ Equity
Deposits	$94,880	$89,221	$90,904	$94,775
Short-term borrowings	5,286	17,542	15,822	11,120
Long-term borrowings	18,093	14,168	19,231	11,325
Other liabilities	3,235	3,656	3,478	3,999

Total liabilities	121,494	124,587	129,435	121,219
Stockholders’ equity	18,492	19,705	16,813	19,823

Total liabilities and stockholders’ equity	$139,986	$144,292	$146,248	$141,042

CAPITALIZATION

The following table sets forth the consolidated capitalization of Regions as of September 30, 2009, on an actual basis and as adjusted to give effect to the issuance and sale of the notes offered by this prospectus supplement. The information is only a summary and should be read together with the financial information incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” in this prospectus supplement.

	September 30, 2009
(Dollars in millions)	Actual	As Adjusted
	(Unaudited)
Long-term debt:
Senior Notes:
7.75% Senior Notes due 2014 offered hereby	$—	$700
Outstanding senior notes	4,597	4,597
Subordinated Notes	5,103	5,103
Federal Home Loan Bank structured advances	2,396	2,396
Other Federal Home Loan Bank advances	5,270	5,270
Other long-term debt	459	459
Valuation adjustments on hedged long-term debt	268	268

Total long-term debt	$18,093	$18,793

Stockholders’ equity
Preferred stock, Series A	$3,334	$3,334
Preferred stock, Series B	278	278
Common stock	12	12
Additional paid-in capital	18,754	18,754
Retained earnings (deficit)	(2,618)	(2,618)
Treasury stock, at cost - 43,316,136 shares	(1,411)	(1,411)
Accumulated other comprehensive income, net	143	143

Total stockholders’ equity	$18,492	$18,492

Total long-term debt and stockholders’ equity	$36,585	$37,285

USE OF PROCEEDS

The net proceeds to us from the sale of the notes, after deduction of estimated underwriting discounts and commissions and estimated expenses payable by us, will be approximately $688,702,000 and will be used by us for general corporate purposes.

DESCRIPTION OF NOTES

General

The notes will be a series of our senior debt securities. The notes will be issued under a senior indenture, dated as of August 8, 2005, as amended and supplemented by a supplemental indenture, to be dated as of November 10, 2009, between us and Deutsche Bank Trust Company Americas, a New York banking corporation, as trustee. Throughout this summary, we refer to both the senior indenture and supplemental indenture together as the indenture. The trustee’s main role is to enforce your rights against us if we default. The following description of the notes may not be complete and is subject to and qualified in its entirety by reference to the indenture. Wherever we refer to particular sections or defined terms of the indenture, it is our intent that those sections or defined terms will be incorporated by reference in this prospectus supplement.

The notes will be issued in fully registered book-entry form without coupons and in denominations of $2,000 and integral multiples of $1,000 in excess thereof. We do not intend to apply for the listing of the notes on any securities exchange. The notes will be unsecured and will rank equally among themselves and with all of our other unsecured and unsubordinated indebtedness. The notes will not be guaranteed by any of our subsidiaries nor will they be guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program. Our subsidiaries may, without notice or consent of the holders of the notes, incur additional debt or liabilities in the future, all of which would rank structurally senior to the notes. Regions may from time to time, without notice or consent of the holders of the notes, incur additional senior indebtedness ranking equally with the notes, as well as additional subordinated indebtedness ranking junior to the notes. As of September 30, 2009, the aggregate amount of all debt and other liabilities of our subsidiaries, including deposits, was approximately $117.5 billion.

Since we are a holding company, our rights and the rights of our creditors, including holders of the notes, to participate in the assets of any of our subsidiaries upon the liquidation or reorganization of any of our subsidiaries will be subject to prior claims of the creditors of any such subsidiary, including, in the case of Regions Bank, its depositors, except to the extent that we are a creditor of such subsidiary with recognized claims against the subsidiary. Claims on our subsidiaries by creditors other than us may include claims with respect to long-term debt and substantial obligations with respect to deposit liabilities, federal funds purchased, securities sold under repurchase agreements, other short-term borrowings and various other financial obligations.

The notes will be subject to defeasance under the conditions described below in “—Discharge, Defeasance and Covenant Defeasance.” No additional amounts or make-whole amounts, as those terms are defined in the indenture, will be payable with respect to the notes.

The notes are not savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries and are not insured by the Federal Deposit Insurance Corporation, the FRB or any other governmental agency or instrumentality. In addition, the notes are not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

The notes will initially be limited to an aggregate principal amount of $700,000,000. We may, without the consent of the holders of the notes, increase the principal amount of the notes by issuing additional notes in the future on the same terms and conditions, except for any differences in the issue date, the issue price and interest accrued prior to the date of issuance of the additional notes, and with the same CUSIP number as the notes offered by this prospectus supplement. The notes offered by this prospectus supplement and any additional notes would rank equally and ratably and would be treated as a single series for all purposes under the indenture.

The notes will mature at 100% of their principal amount on November 10, 2014 (the “maturity date”). The notes will not be entitled to any sinking fund. The notes will not be subject to redemption at our option or repayment at the option of the holder at any time prior to the maturity date.

Payments of principal and interest to owners of the book-entry interests described below are expected to be made in accordance with the procedures of The Depository Trust Company (“DTC”) and its participants, including Clearstream Banking, société anonyme (“Clearstream”), and Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”).

Interest

The notes will bear interest at an annual rate equal to 7.75%. Interest on the notes will be payable semi-annually in arrears on May 10 and November 10 of each year (each such date, an “interest payment date”), beginning on May 10, 2010, to the persons in whose names the notes are registered at the close of business on the preceding April 27 and October 27 of each year. Interest on the notes at the maturity date will be payable to the persons to whom principal is payable. Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. Interest payments on the notes will be the amount of interest accrued from and including November 10, 2009 or the most recent interest payment date on which interest has been paid to but excluding the interest payment date or the maturity date, as the case may be.

If an interest payment date or the maturity date falls on a day that is not a business day, the related payment of interest and principal will be made on the next day that is a business day, and no interest on the notes or such payment will accrue for the period from and after such interest payment date or maturity date, as the case may be.

When we refer to a “business day” with respect to the notes, we mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close.

Ranking

The notes will be senior unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness and will be effectively subordinated to our existing and future secured indebtedness, to the extent of the value of the collateral securing such indebtedness, and structurally subordinated to the existing and future indebtedness of our subsidiaries. Because we are a holding company, our right to participate in any distribution of the assets of our banking or nonbanking subsidiaries, upon a subsidiary’s dissolution, winding-up, liquidation or reorganization or otherwise, and thus the ability of a holder of notes to benefit indirectly from such distribution, is subject to prior claims of creditors of any such subsidiary, except to the extent that we may be a creditor of that subsidiary and our claims are recognized. There are legal limitations on the extent to which some of our subsidiaries, including Regions Bank, may extend credit, pay dividends or otherwise supply funds to, or engage in transactions with, us or some of our other subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due under our contracts or otherwise to make any funds available to us. Our subsidiaries may, without notice or consent of the holders of the notes, incur additional debt and liabilities in the future, all of which would rank structurally senior to the notes. As of September 30, 2009, our subsidiaries had, in the aggregate, outstanding debt and other liabilities, including deposits, of approximately $117.5 billion. All of such debt and other liabilities would rank structurally senior to the notes in case of liquidation or otherwise. As of September 30, 2009, Regions Financial Corporation (parent company only) had an aggregate of approximately $0.8 billion of outstanding senior debt and approximately $3.0 billion of outstanding subordinated and junior subordinated debt.

Merger, Consolidation or Sale of Assets

We may consolidate with, or sell, lease or otherwise transfer all or substantially all of our assets to, or merge with or into, any other corporation, trust or other entity provided that:

•

we are the survivor in the merger, or the survivor, if not us, is an entity organized under the laws of the United States or a state of the United States and expressly assumes by supplemental indenture the due and punctual payment of the principal of and interest on all of the outstanding notes and the due and punctual performance and observance of all of the covenants and conditions to be performed by us contained in the indenture;

•

immediately after giving effect to the transaction and treating any indebtedness that becomes an obligation of ours or one of our subsidiaries as a result of the transaction, as having been incurred by us or the subsidiary at the time of the transaction, no event of default under the indenture, and no event which, after notice or the lapse of time, or both, would become an event of default, shall have occurred and be continuing;

•

if, as a result of the transaction, our property or assets would be subject to a mortgage, pledge, lien, security interest or other encumbrance that would not be permitted under the indenture, we or such successor person, as the case may be, shall take steps to secure the notes equally and ratably with all indebtedness secured in the transaction; and

•	certain other conditions that are described in the indenture are met.

Upon any such consolidation, merger, or sale, the successor corporation formed, or into which we are merged or to which we are sold, shall succeed to, and be substituted for, us under the indenture.

This covenant would not apply to any recapitalization transaction, change of control of us or a transaction in which we incur a large amount of additional debt unless the transactions or change of control included a merger or consolidation or transfer of all or substantially all of our assets. There are no covenants or other provisions in the indenture providing for a put or increased interest or that would otherwise afford holders of the notes additional protection in the event of a recapitalization transaction, a change of control of us or a transaction in which we incur or acquire a large amount of additional debt.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a person.

Certain Covenants

Existence. Except as permitted under “—Merger, Consolidation or Sale of Assets” above, we will do or cause to be done all things necessary to preserve and keep our and our subsidiaries’ legal existence, rights and franchises in full force and effect; provided, however, that we will not be required to preserve any right or franchise if we determine that the preservation of that right or franchise is no longer desirable in the conduct of our and our subsidiaries’ business as a whole and that its loss is not disadvantageous in any material respect to the holders of the notes.

Maintenance of Properties. We will cause all of our material properties used or useful in the conduct of our business or the business of any of our subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and we will cause to be made all necessary repairs, renewals, replacements, betterments and improvements for those properties, as we in our judgment believe is necessary so that we may carry on the business related to those properties properly and advantageously at all times; provided, however, that we will not be prevented from selling or otherwise disposing of our properties or the properties of our subsidiaries in the ordinary course of business.

Payment of Taxes and Other Claims. We will pay or discharge, or cause to be paid or discharged, before they become delinquent,

•	all taxes, assessments and governmental charges levied or imposed upon us or any subsidiary of ours or upon our income, profits or property or that of any subsidiary of ours, and

•	all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon our property or any subsidiary of ours;

provided, however, that we will not be required to pay or discharge or cause to be paid or discharged any tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith by appropriate proceedings.

Provision of Financial Information. Whether or not we are subject to Section 13 or 15(d) of the Exchange Act, we will cause to be filed with the SEC the annual reports, quarterly reports and other documents which we would be required to file pursuant to Section 13 or 15(d) of the Exchange Act on or prior to the respective dates by which we are or would be required to file such documents if we were so subject. We will also:

•

file with the trustee copies of the annual reports, quarterly reports and other documents that we are or would be required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act within 15 days of the date by which such documents would have been required to be filed with the SEC; provided, however, that a failure to file copies of any such reports or documents with the trustee shall not give rise to any right to accelerate the payment of principal of or interest on the notes as described in “—Events of Default, Notice and Waiver;” and

•

if filing such documents with the SEC is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of those documents to any holder of the notes.

Waiver of Certain Covenants. We may choose not to comply with any term, provision or condition of the foregoing covenants, or with certain other terms, provisions or conditions with respect to the notes (except any such term, provision or condition which could not be amended without the consent of all holders of the notes), if before or after the time for compliance with the covenant, term, provision or condition, the holders of at least a majority in principal amount of the notes either waive compliance in that instance or generally waive compliance with that covenant or condition. Unless the holders of the notes expressly waive compliance with a covenant and the waiver has become effective, our obligations and the duties of the trustee in respect of the term, provision, or condition will remain in full force and effect.

Sale or Issuance of Capital Stock in Principal Subsidiary Bank. We will not be permitted, pursuant to the covenants in the indenture, directly or indirectly, to do any of the following:

•

sell, assign, pledge, transfer or otherwise dispose of or permit to be issued any shares of capital stock of a principal subsidiary bank or any securities convertible into or rights to subscribe to such capital stock, unless, after giving effect to that transaction and the shares to be issued upon conversion of such securities or exercise of such rights into that capital stock, we will own, directly or indirectly, at least 80% of the outstanding shares of capital stock of each class of that principal subsidiary bank; or

•

pay any dividend or make any other distribution in capital stock of a principal subsidiary bank, unless the principal subsidiary bank to which the transaction relates, after obtaining any necessary regulatory approvals, unconditionally guarantees payment of the principal and interest on the notes.

The term “principal subsidiary bank” means any subsidiary bank, the consolidated assets of which constitute 50% or more of our consolidated assets. As of the date of this prospectus supplement, our principal subsidiary bank is Regions Bank. The indenture does not restrict the ability of the principal subsidiary bank to sell or dispose of assets.

The foregoing covenant in the indenture, however, does not prohibit any of the following:

•

any dispositions or dividends made by us or any principal subsidiary bank acting in a fiduciary capacity for any person or entity other than us or any principal subsidiary bank or to us or any of our wholly-owned subsidiaries;

•	the merger or consolidation of a principal subsidiary bank with and into another principal subsidiary bank;

•	the sale, assignment, pledge, transfer or other disposition of shares of voting stock of a principal subsidiary bank made by us or any subsidiary where:

•	the sale, assignment, pledge, transfer or other disposition is made, in the minimum amount required by law, to any person for the purpose of the qualification of such person to serve as a director;

•

the sale, assignment, pledge, transfer or other disposition is made in compliance with an order of a court or regulatory authority of competent jurisdiction or as a condition imposed by any such court or regulatory authority to the acquisition by us or any principal subsidiary bank, directly or indirectly, of any other corporation, trust or other entity;

•	the sale, assignment, pledge, transfer or other disposition of voting stock or any other securities convertible into or rights to subscribe to voting stock of a principal subsidiary bank, so long as:

•

any such transaction is made for fair market value as determined by our board of directors or the board of directors of the principal subsidiary bank disposing of such voting stock or other securities or rights, and

•

after giving effect to such transaction and to any potential dilution, we and our directly or indirectly wholly-owned subsidiaries will own, directly or indirectly, at least 80% of the voting stock of such principal subsidiary bank;

•

any of our principal subsidiary banks selling additional shares of voting stock to its stockholders at any price, so long as immediately after such sale, we own, directly or indirectly, at least as great a percentage of the voting stock of such subsidiary bank as we owned prior to such sale of additional shares; or

•	a pledge made or a lien created to secure loans or other extensions of credit by a principal subsidiary bank subject to Section 23A of the Federal Reserve Act.

Events of Default, Notice and Waiver

Each of the following “Events of Default” set forth in the indenture will be applicable to the notes:

(1)	we fail for 30 days to pay any installment of interest payable on the notes;

(2)	we fail to pay the principal of the notes when due;

(3)	we default in the performance of or breach any other covenant or agreement we made in the indenture with respect to the notes which has continued for 60 days after written notice as provided for in accordance with the indenture by the trustee or the holders of at least 25% in principal amount of the notes;

(4)	we default under a bond, debenture, note or other evidence of indebtedness for money borrowed by us that has a principal amount outstanding that is more than $50 million (other than non-recourse indebtedness) under the terms of the instrument under which the indebtedness is issued or secured, which default has caused the indebtedness to become due and payable earlier than it would otherwise have become due and payable, and the acceleration has not been rescinded or annulled, or the indebtedness is discharged, or there is deposited in trust enough money to discharge the indebtedness, within 30 days after written notice was provided to us by the trustee or the holders of at least 25% in principal amount of the notes in accordance with the indenture; and

(5)	certain events of bankruptcy, insolvency or reorganization of us or our principal subsidiary bank occur.

If there is a continuing Event of Default under the indenture with respect to the notes (except for an Event of Default described in clause (3) above triggered by a failure on our part to file with the trustee copies of the annual reports, quarterly reports and other documents that we are or would be required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act), then the trustee or the holders of not less than 25% of the total principal amount of the notes may declare immediately due and payable the principal amount of the notes.

However, at any time after a declaration of acceleration with respect to the notes then outstanding has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the notes may rescind and annul such declaration and its consequences if:

•

we deposit with the trustee all required payments of the principal of, and interest on the notes (and, to the extent lawful, interest on overdue installments of interest) plus certain fees, expenses, disbursements and advances of the applicable trustee; and

•	all Events of Default, other than the nonpayment of accelerated principal of the notes, have been cured or waived as provided in the indenture.

The indenture also provides that the holders of not less than a majority in principal amount of the notes may waive any past default with respect to the notes and its consequences, except a default consisting of:

•	our failure to pay the principal of or interest on the notes; or

•	a default relating to a covenant or provision contained in the indenture that cannot be modified or amended without the consent of the holders of each outstanding note.

The trustee is generally required to give notice to the holders of the notes within 90 days of a default of which the trustee has actual knowledge under the indenture unless the default has been cured or waived.

The indenture provides that no holder of the notes may institute a proceeding with respect to the indenture or for any remedy under the indenture, unless such holder has previously given notice to the trustee of an Event of Default and the trustee fails to act for 60 days after:

•

it has received a written request to institute proceedings in respect of an Event of Default from the holders of not less than 25% in principal amount of the notes, as well as an offer of indemnity satisfactory to the trustee; and

•	no direction inconsistent with such written request has been given to the trustee during that 60-day period by the holders of a majority in principal amount of the notes.

Subject to provisions in the indenture relating to the trustee’s duties in case of default, the trustee is not under an obligation to exercise any of its rights or powers under the indenture at the request or direction of any holders of the notes, unless the holders of the notes have offered to the trustee security or indemnity satisfactory to it. Subject to these provisions for the indemnification of the trustee, the holders of not less than a majority in principal amount of the notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred upon the trustee. However, the trustee may refuse to follow any direction which is in conflict with any law or the indenture, which may involve the trustee in personal liability or which may be unduly prejudicial to the holders of the notes not joining in the direction.

Within 120 days after the close of each fiscal year, we must deliver to the trustee a certificate, signed by one of several specified officers, stating such officer’s knowledge of our compliance with all the conditions and covenants under the indenture and, in the event of any noncompliance, specifying such noncompliance and the nature and status of the noncompliance.

Modification of the Indenture

Modification and amendment of the indenture may be made only with the consent of the holders of not less than a majority in principal amount of the notes. However, no modification or amendment may, without the consent of each holder affected thereby, do any of the following:

•	change the stated maturity or due date of the principal of or interest payable on the notes or change any place of payment where or the currency in which such principal and interest is payable;

•	reduce the principal amount of or the rate or amount of interest on the notes;

•	impair the right to institute suit for the enforcement of any payment on or with respect to the notes;

•

reduce the percentage of the holders of the notes necessary to modify or amend the indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder, or to reduce the quorum or voting requirements contained in the indenture; or

•

modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants with respect to the notes, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the holders of the notes.

We and the trustee may modify or amend the indenture, without the consent of any holder of the notes for any of the following purposes:

•	to evidence the succession of another person to us as obligor under the indenture;

•	to add to the covenants for the benefit of the holders of the notes or to surrender any right or power conferred upon us in the indenture;

•	to add Events of Default for the benefit of the holders of the notes;

•

to add or change any provisions of the indenture to facilitate the issuance of notes in bearer form, or to permit or facilitate the issuance of notes in uncertificated form, provided that such action shall not adversely affect the interests of the holders of the notes in any material respect;

•	to add, change or eliminate any provisions of the indenture, provided that any such addition, change or elimination shall:

•

neither (a) apply to any note created prior to the execution of the supplemental indenture effectuating such addition, change or elimination and entitled to the benefit of such provision, nor (b) modify the rights of the holder of such note with respect to such provision; or

•	become effective only when there are no notes outstanding under the indenture;

•	to secure the notes;

•	to evidence and provide for the acceptance or appointment of a successor trustee with respect to the notes or facilitate the administration of the trusts under the indenture by more than one trustee;

•	to cure any ambiguity, defect or inconsistency in the indenture;

•

to make any other provisions with respect to matters or questions arising under the indenture which shall not be inconsistent with the provisions of the indenture or to make any other changes, provided that in each case, such provisions shall not adversely affect the interests of the holders of the notes in any material respect;

•	to the extent not otherwise inconsistent with the indenture, to conform the terms of the notes or the indenture with the description set forth in this prospectus supplement;

•

to close the indenture with respect to the authentication and delivery of additional notes or to qualify, or maintain qualification of, the indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”); and

•

to supplement any of the provisions of the indenture to the extent necessary to permit or facilitate defeasance and discharge of the notes pursuant to the terms of the indenture; provided that in each case that any such action shall not adversely affect the holders of the notes in any material respect.

Discharge, Defeasance and Covenant Defeasance

Under the indenture, we may discharge certain obligations to holders of the notes that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year. We can discharge these obligations by irrevocably depositing with the trustee funds in

United States dollars in an amount sufficient to pay the entire indebtedness on the notes, including the principal of and interest payable on the notes to the date of the deposit, if the notes have become due and payable, or to the maturity date, if the notes have not yet become due and payable.

We may also elect either of the following:

•	to be defeased and discharged from any and all obligations with respect to the notes (“legal defeasance”); except our obligations to:

•	register the transfer or exchange of the notes,

•	replace temporary or mutilated, destroyed, lost or stolen notes,

•	maintain an office or agency for the notes, and

•	to hold moneys for payment in trust; or

•

to be defeased and discharged from certain of our obligations under “—Certain Covenants,” including “Sale or Issuance of Capital Stock in Principal Subsidiary Bank,” with respect to the notes and our obligations described under “—Merger, Consolidation or Sale of Assets” or, to the extent permitted by the terms of the notes, our obligations with respect to any other covenant (“covenant defeasance”).

If we choose to defease and discharge our obligations under the covenants with respect to the notes, any failure to comply with the obligations imposed on us by the covenants will not constitute a default or an Event of Default with respect to the notes. However, to make either election, we must irrevocably deposit with the trustee, in trust, an amount, in United States dollars, in United States government obligations or both, that will provide sufficient funds to pay the principal of and interest on the notes on the relevant scheduled due dates.

We may defease and discharge our obligations as described in the preceding paragraphs only if, among other things:

•

we have delivered to the trustee an opinion of counsel to the effect that the holders of the notes will not recognize income, gain or loss for United States federal income tax purposes as a result of the legal defeasance or covenant defeasance described in the previous paragraphs and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred. In the case of legal defeasance, the opinion of counsel must refer to and be based upon a ruling of the Internal Revenue Service (“IRS”) or a change in applicable United States federal income tax laws occurring after the date of the indenture;

•

after the 91st day following the deposit, the trust funds deposited with the trustee to pay the principal of and interest on the notes on the relevant scheduled due dates will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and general principals of equity;

•

any such legal defeasance or covenant defeasance, as the case may be, does not result in, or constitute, a breach or violation of an indenture or any other material agreement which we are a party to or obligated under; and

•	no Event of Default, or event that with notice or lapse of time or both will be an Event of Default, has occurred and is continuing with respect to the notes.

In the event we effect covenant defeasance with respect to the notes and the notes are declared due and payable because of the occurrence of any Event of Default, the amount on deposit with the trustee will still be sufficient to pay amounts due on the notes at the time of their maturity date but may not be sufficient to pay amounts due on the notes at the time of the acceleration resulting from the Event of Default. In this case, we would remain liable to make payment of such amounts due at the time of acceleration.

Book-Entry, Delivery and Form

The Depository Trust Company, which we refer to along with its successors in this capacity as “DTC”, will act as securities depository for the notes. The notes will be issued only as fully registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One or more fully registered global security certificates, representing the total aggregate number of notes, will be issued for each issue of notes and will be deposited with DTC.

Investors may elect to hold beneficial interests in the global securities representing the notes through either DTC, in the United States, Clearstream, or Euroclear, if they are participants in these systems, or indirectly through organizations which are participants in these systems.

DTC. DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC, in turn, is owned by a number of Direct Participants of DTC and members of the National Securities Clearing Corporation, Fixed Income Clearing Corporation and Emerging Markets Clearing Corporation (also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the Financial Industry Regulatory Authority (“FINRA”). Access to the depository system is also available to others, referred to as “indirect participants”, such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The DTC rules applicable to DTC’s participants are on file with the SEC. More information about DTC can be found at www.dtcc.com or www.dtc.org.

Purchase of notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the notes on DTC’s records. The ownership interest of each actual purchaser (which we refer to as “beneficial owners”) of the notes will be recorded on the Direct or Indirect Participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the notes except in the event that use of the book-entry system for the notes is discontinued.

To facilitate subsequent transfers, all global securities deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of the notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC’s records reflect only the identity of the Direct Participants to whose accounts the notes are credited, which may or may not be the beneficial owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to any securities unless authorized by a Direct Participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. Such omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the notes are credited on the record date (identified in a listing attached to the omnibus proxy).

If DTC notifies us that it is unwilling or unable to continue as depository for the global securities relating to the notes or if at any time DTC ceases to be a clearing agency registered under the Securities Exchange Act, if so required by applicable law or regulation, we will appoint a successor depository. If we do not appoint such successor depository within 90 days after we receive such notice or become aware of such unwillingness, inability or ineligibility, or an event of default under the indenture with respect to the notes has occurred and is continuing and the beneficial owners representing a majority in principal amount of the notes advise DTC to cease acting as depository for the notes, we will issue notes in certificated form (the “Certificated Notes”) in exchange for that global security. In addition, we may at any time and in our sole discretion decide not to have the notes represented by global securities. In such event, we will issue Certificated Notes in exchange for all of the notes represented by global securities. The Certificated Notes issued in exchange for those global securities will be in the same minimum denominations and be of the same aggregate principal amount and tenor as the portion of each global security to be exchanged. Except as provided above, owners of beneficial interests in a global security will not be entitled to receive physical delivery of Certificated Notes and will not be considered the registered holders of the notes for any purpose, including receiving payments of principal or interest.

As long as DTC or its nominee is the registered owner of the global security certificates, DTC or its nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all securities represented by these certificates for all purposes under the instruments governing the rights and obligations of holders of such securities. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates:

•	will not be entitled to have such global security certificates or the securities represented by these certificates registered in their names;

•	will not receive or be entitled to receive physical delivery of securities certificates in exchange for beneficial interests in global security certificates; and

•

will not be considered to be owners or holders of the global security certificates or any securities represented by these certificates for any purpose under the instruments governing the rights and obligations of holders of such securities.

All distributions and interest payments on the notes and all transfers and deliveries of such notes will be made to Cede & Co., or such other nominee, as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from the issuer or its agent, on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of that participant and not of DTC, the Trustee, the issuer or any affiliate thereof, or any of their agents, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the issuer or its agent, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of Direct and Indirect Participants.

Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with DTC or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by DTC or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges, redemptions and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by DTC from time to time. Regions will not have any responsibility or liability for any aspect of DTC’s or any Direct or Indirect Participant’s records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of DTC’s records or any Direct or Indirect Participant’s records relating to these beneficial ownership interests.

Regions will not have any responsibility for the performance by DTC or its Direct Participants or Indirect Participants under the rules and procedures governing DTC.

The information in this section concerning DTC and its book-entry system has been obtained from sources that Regions believes to be accurate, but we assume no responsibility for the accuracy thereof.

Clearstream and Euroclear. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold interests in customers’ securities accounts in the depositaries’ names on the books of DTC. Beneficial interests in the global securities representing the notes will be held in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries.

Clearstream is registered as a bank in Luxembourg, and as such is subject to regulation by the Commission de Surveillance du Secteur Financier and the Banque Centrale du Luxembourg, which supervise and oversee the activities of Luxembourg banks. Clearstream Participants are world-wide financial institutions including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations, and may include the underwriters or their affiliates. Indirect access to Clearstream is available to other institutions that clear through or maintain a custodial relationship with a Clearstream Participant. Clearstream has established an electronic bridge with Euroclear as the operator of the Euroclear System (the “Euroclear Operator”) in Brussels to facilitate settlement of trades between Clearstream and the Euroclear Operator.

Distributions with respect to the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Euroclear holds securities and book-entry interests in securities for participating organizations (“Euroclear Participants”) and facilitates the clearance and settlement of securities transactions between Euroclear Participants, and between Euroclear Participants and participants of certain other securities intermediaries through electronic book-entry changes in accounts of such participants or other securities intermediaries. Euroclear provides Euroclear Participants, among other things, with safekeeping, administration, clearance and settlement, securities lending and borrowing, and related services. Euroclear Participants are investment banks, securities brokers and dealers, banks, central banks, supranationals, custodians, investment managers, corporations, trust companies and certain other organizations, and may include the underwriters or their affiliates. Non-participants in Euroclear may hold and transfer beneficial interests in a global security through accounts with a Euroclear Participant or any other securities intermediary that holds a book-entry interest in a global security through one or more securities intermediaries standing between such other securities intermediary and Euroclear.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

Distributions with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Transfers between Euroclear Participants and Clearstream Participants will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Cross-market transfers between DTC’s participating organizations (“DTC Participants”), on the one hand, and Euroclear Participants or Clearstream Participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (European time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global security in DTC, and making or receiving payment in accordance with normal procedures for same-day fund settlement applicable to DTC. Euroclear Participants and Clearstream Participants may not deliver instructions directly to their respective U.S. depositaries.

Due to time zone differences, the securities accounts of a Euroclear Participant or Clearstream Participant purchasing an interest in a global security from a DTC Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear Participant or Clearstream Participant, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interests in a global security related to the notes by or through a Euroclear Participant or Clearstream Participant to a DTC Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following the DTC’s settlement date.

The information in this section concerning Euroclear and Clearstream and their book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of that information.

None of us, any of the underwriters or the trustee will have any responsibility for the performance by Euroclear or Clearstream or their respective participants of their respective obligations under the rules and procedures governing their operations.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of securities among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and they may discontinue the procedures at any time.

Same-Day Settlement and Payment

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.

Trustee

Deutsche Bank Trust Company Americas will act as trustee for the notes. From time to time, we and some of our subsidiaries may maintain deposit accounts and conduct other banking transactions, including lending transactions, with the trustee in the ordinary course of business. Additionally, we maintain banking relationships with Deutsche Bank Trust Company Americas and its affiliates in the ordinary course of business. These banking relationships include Deutsche Bank Trust Company Americas serving as trustee under the indenture involving our existing debt securities, serving as trustee in connection with trust preferred securities that were issued by our financing trusts, and providing us with general banking services. Upon the occurrence of an Event of Default or an event which, after notice or lapse of time or both, would become an Event of Default under the notes, or upon the occurrence of a default under another indenture under which Deutsche Bank Trust Company Americas serves as trustee, the trustee may be deemed to have a conflicting interest with respect to the other debt securities as to which we are not in default for purposes of the Trust Indenture Act and, accordingly, may be required to resign as trustee under the indenture. In that event, we would be required to appoint a successor trustee.

Notices

Any notices required to be given to the holders of the notes will be given to DTC.

Governing Law

The indenture and the notes are governed by and will be construed in accordance with the laws of the State of New York.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

This section describes the material United States federal income tax consequences of owning the notes we are offering. It applies to you only if you acquire notes in the initial offering at the offering price and you hold your notes as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank,

•	an insurance company,

•	a tax-exempt organization,

•	a person that owns notes that are a hedge or that are hedged against interest rate risks,

•	a person that owns notes as part of a straddle or conversion transaction for tax purposes,

•	a United States holder (as defined below) whose functional currency for tax purposes is not the United States dollar,

•	a United States expatriate, or

•	a person liable for alternative minimum tax.

If you purchase notes at a price other than the initial offering price, the amortizable bond premium or market discount rules may also apply to you. You should consult your tax advisor regarding this possibility.

This section is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. Legislation has been proposed by the current United States federal administration that would change the treatment described below and it is not possible at this time to determine whether such proposed legislation will be passed into law. You should consult your tax advisor with respect to such proposals.

If a partnership holds the notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the notes should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the notes.

Please consult your own tax advisor concerning the consequences of owning these notes in your particular circumstances under the Code and the laws of any other taxing jurisdiction.

United States Holders

This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of a note and you are:

•	a citizen or individual resident of the United States,

•	a domestic corporation,

•	an estate whose income is subject to United States federal income tax regardless of its source, or

•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this subsection does not apply to you and you should refer to “Non-United States Holders” below.

Payments of Interest. You will be taxed on interest on your note as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes.

Purchase, Sale and Retirement of the Notes. Your tax basis in your note generally will be its cost. You will generally recognize capital gain or loss on the sale or retirement of your note equal to the difference between the amount you realize on the sale or retirement, excluding any amounts attributable to accrued but unpaid interest (which will be taxable as ordinary income to the extent not previously included in income), and your tax basis in your note. Capital gain of a non-corporate United States holder that is recognized in taxable years beginning before January 1, 2011 is generally taxed at a maximum rate of 15% where the holder has a holding period greater than one year (such maximum rate is scheduled to increase to 20% for taxable years beginning on or after such date). The deductibility of capital losses is subject to limitations.

Non-United States Holders

This subsection describes the tax consequences to a non-United States holder. You are a non-United States holder if you are the beneficial owner of a note and are, for United States federal income tax purposes:

•	a nonresident alien individual,

•	a foreign corporation, or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a note.

If you are a United States holder, this subsection does not apply to you.

Under current United States federal income tax law, no withholding of United States federal income tax will apply to a payment of interest on a note to a non-United States holder under the “Portfolio Interest Exemption,” provided that:

•	the payment of interest is not effectively connected with the holder’s conduct of a trade or business in the United States;

•	the non-United States holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	the non-United States holder is not a controlled foreign corporation that is related directly or constructively to us through stock ownership; and

•

the non-United States holder satisfies the statement requirement by providing to the paying agent, in accordance with specified procedures, a statement to the effect that the holder is not a United States person (generally through the provision of a properly executed IRS Form W-8BEN).

If a non-United States holder cannot satisfy the requirements of the Portfolio Interest Exemption described above, payments of interest on the notes made to a non-United States holder would be subject to a 30% United States federal withholding tax, unless that holder provides its withholding agent with a properly executed (i) IRS Form W-8BEN or other applicable certification claiming an exemption from or reduction of withholding under an applicable United States income tax treaty; or (ii) IRS Form W-8ECI stating that the payment of interest on the notes is not subject to withholding tax because it is effectively connected with that holder’s conduct of a trade or business in the United States.

If a non-United States holder is engaged in a trade or business in the United States (and, if one of certain tax treaties applies, if the non-United States holder maintains a permanent establishment within the United States in connection with that trade or business) and the interest on the notes is effectively connected with the conduct of that trade or business (and, if one of certain tax treaties applies, attributable to that permanent establishment), that non-United States holder will be subject to United States federal income tax on the interest on a net income basis in the same manner as if that non-United States holder were a United States holder. In addition, a non-United States holder that is a foreign corporation that is engaged in a trade or business in the United States may be subject to a 30% (or, if one of certain tax treaties applies, any lower rates as provided in that treaty) branch profits tax on any interest that is effectively connected with the conduct of that trade or business.

Any gain realized on the disposition of a note generally will not be subject to United States federal income tax unless:

•

that gain is effectively connected with the non-United States holder’s conduct of a trade or business in the United States (and, if one of certain tax treaties applies, is attributable to a permanent establishment maintained by the non-United States holder within the United States); or

•	the non-United States holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

Backup Withholding and Information Reporting

In general, if you are a United States holder, we and other payors are required to report to the IRS all payments of principal, premium, if any, and interest on your note, unless you are a corporation or other exempt recipient. In addition, we and other payors are required to report to the IRS any payment of proceeds from the disposition of a note by you before maturity within the United States. Additionally, backup withholding will apply to any such payments if you fail to provide an accurate taxpayer identification number or a certification that you are not subject to backup withholding, or you are notified by the IRS that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

In general (and except as described below), if you are a non-United States holder, backup withholding and information reporting will not apply to the payment of interest to you on the notes, or to the proceeds from the disposition of the notes by you, in each case, if you certify under penalties of perjury that you are a non-United States person and the payor does not have actual knowledge or reason to know to the contrary. In general, if the notes are not held through a qualified intermediary, the amount of interest payments, the name and address of the beneficial owner and the amount, if any, of tax withheld with respect to these payments may be reported to the IRS.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against your United States federal income tax liability, provided the required information is timely furnished to the IRS.

CERTAIN ERISA CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (each, a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan, and whether the investment would involve a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts, Keogh plans and other plans that are subject to Section 4975 of the Code (also “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the Plan. A violation of these prohibited transaction rules may result in excise tax or other liabilities under ERISA or the Code for those persons and penalties and liabilities under ERISA and the Code for the fiduciary of the Plan, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Code but may be subject to similar provisions under other applicable federal, state, local, non-U.S or other laws (“Similar Laws”).

The acquisition or holding of the notes by a Plan or any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) with respect to which we, certain of our affiliates or the underwriters is or becomes a party in interest or disqualified person may result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the notes are acquired and held pursuant to an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs”, that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the notes. These exemptions are PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide limited relief from the prohibited transactions provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of securities offered hereby nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Any purchaser or holder of the notes or any interest therein will be deemed to have represented by its acquisition or holding of the notes offered hereby that it either (1) is not a Plan, a Plan Asset Entity or a Non-ERISA Arrangement and is not purchasing or holding the notes on behalf of or with the assets of any Plan, Plan Asset Entity or Non-ERISA Arrangement or (2) the acquisition and holding of the notes will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering acquiring the notes on behalf of or with the assets of any Plan, Plan Asset Entity or Non-ERISA Arrangement consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investments as well as the availability of exemptive relief under any of the PTCEs listed above or the service provider exemption, as applicable. Purchasers of notes have exclusive responsibility for ensuring that their purchase and holding of notes do not violate the fiduciary or prohibited transaction rules of ERISA or the Code or any applicable Similar Laws. The sale of any notes to a Plan, Plan Asset Entity or Non-ERISA Arrangement is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement or that such investment is appropriate for such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement, dated November 5, 2009 (the “underwriting agreement”), the underwriters named below (the “underwriters”), for whom Goldman, Sachs & Co., J.P. Morgan Securities Inc., Morgan Keegan & Company, Inc. and UBS Securities LLC are acting as representatives (the “representatives”), have severally agreed to purchase, and we have agreed to sell to them, severally, the respective principal amount of notes set forth opposite their names below:

Underwriter	Principal Amount of Notes
Goldman, Sachs & Co.	$171,500,000
J.P. Morgan Securities Inc.	171,500,000
Morgan Keegan & Company, Inc.	171,500,000
UBS Securities LLC	171,500,000
Loop Capital Markets LLC	7,000,000
The Williams Capital Group, L.P.	7,000,000

Total	$700,000,000

The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased.

The underwriters propose to offer the notes initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of 0.25% of the principal amount of the notes. The underwriters and the selling group members may allow a discount of 0.125% of the principal amount of the notes on sales to other brokers/dealers. After the initial offering of the notes, the price to public and other selling terms may from time to time be varied by the underwriters. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The aggregate proceeds to us are set forth on the cover page of this prospectus supplement before deducting our expenses in offering the notes. We estimate that we will spend approximately $1,400,000 for expenses, excluding underwriting discounts, allocable to the offering.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments that the underwriters may be required to make in respect thereof.

The notes are new issues of securities with no established trading market. One or more underwriters intend to make a secondary market for the notes. However, they are not obligated to do so and may discontinue making a secondary market for the notes at any time without notice. No assurance can be given as to how liquid the trading market for the notes will be.

This prospectus supplement and the accompanying prospectus may be used by Morgan Keegan & Company, Inc. or our other affiliates in connection with offers and sales of the notes in market-making transactions at negotiated prices at the time of sale. Morgan Keegan & Company, Inc. or our other affiliates may act as principal or agent in such transactions. The maximum underwriting discount or commission for this offering may not exceed 8% of the offering proceeds.

In connection with the offering, the underwriters may engage in transactions that stabilize the market price of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes. If the underwriters create a short position in the notes in connection with the offering, i.e., if they sell more notes than are listed on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position may cause the price of the security to be higher than it might be in the absence of these purchases.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us and our affiliates. They have received, and may in the future receive, customary fees and commissions for these transactions.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

(a) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive; or

(d) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the consent of the representatives for any such offer.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

Each underwriter has represented and agreed that:

(a)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Notice to Residents of Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Residents of Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Residents of Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

CONFLICTS OF INTEREST

Because Morgan Keegan & Company, Inc., one of the underwriters in this offering of notes, is our affiliate, the underwriters are deemed to have a “conflict of interest” under Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc., which are overseen by FINRA. Accordingly, this offering will be made in compliance with the applicable provisions of Rule 2720. Pursuant to Rule 2720, the appointment of a qualified independent underwriter is not necessary in connection with this offering, as the offering is of debt securities that are investment grade rated. Morgan Keegan & Company, Inc. will not confirm sales to any accounts over which it exercises discretionary authority without first receiving a written consent from those accounts.

VALIDITY OF NOTES

The validity of the notes will be passed upon on behalf of Regions by Sullivan & Cromwell LLP, New York, New York, and certain legal matters will be passed upon on behalf of Regions by Carl L. Gorday, our Assistant General Counsel. Mr. Gorday beneficially owns shares of our common stock and options to acquire additional shares of our common stock. The validity of the notes will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

The consolidated financial statements of Regions appearing in Regions’ Annual Report (Form 10-K) for the year ended December 31, 2008, and the effectiveness of Regions’ internal control over financial reporting as of December 31, 2008, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

REGIONS FINANCIAL CORPORATION

Senior Debt Securities

Subordinated Debt Securities

Junior Subordinated Debt Securities

Preferred Stock

Depositary Shares

Common Stock

Warrants

Stock Purchase Contracts

Units

Guarantees

Regions Financing Trust II

Regions Financing Trust III

Regions Financing Trust IV

Regions Financing Trust V

Regions Financing Trust VI

Trust Preferred Securities

The securities listed above may be offered by us, or the trusts, as applicable, and/or may be offered and sold, from time to time, by one or more selling security holders to be identified in the future. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in the securities described in the applicable prospectus supplement. Our common stock is listed on The New York Stock Exchange and trades under the ticker symbol “RF.”

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.

These securities will be our equity securities or unsecured obligations and are not savings accounts, deposits or other obligations of any bank or savings association, and will not be insured by the Federal Deposit Insurance Corporation, the bank insurance fund or any other governmental agency or instrumentality.

Neither the Securities and Exchange Commission, or SEC, nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated May 11, 2007

Unless the context requires otherwise, references to (1) “we,” “us,” “our,” “Regions” or similar terms are to Regions Financial Corporation and its subsidiaries, and (2) the “trusts” are to Regions Financing Trust II, Regions Financing Trust III, Regions Financing Trust IV, Regions Financing Trust V, and Regions Financing Trust VI, Delaware statutory trusts and the issuers of the trust preferred securities.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we and the trusts filed with the SEC using a “shelf” registration process. Under this shelf registration statement, we may offer and sell from time to time any combination of senior debt securities, subordinated debt securities, junior subordinated debt securities, stock purchase contracts, units, warrants, preferred stock, depositary shares and common stock, in one or more offerings up to an indeterminate total dollar amount. The debt securities, preferred stock, warrants and stock purchase contracts may be convertible into or exercisable or exchangeable for common or preferred stock or other securities of us or debt or equity securities of one or more other entities. The trusts may offer and sell trust preferred securities representing beneficial interests in the trusts, which may be guaranteed by Regions, to the public.

We may use this prospectus in the initial sale of the securities listed above. In addition, Morgan Keegan & Company, Inc., or any of our other affiliates, may use this prospectus in a market-making transaction in any securities listed above or similar securities after their initial sale.

Each time we offer and sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov. The address of the SEC’s web site is provided for the information of prospective investors and not as an active link. You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York.

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference, by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in all cases, if you are considering whether to rely on information contained in this prospectus or information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. We incorporate by reference the documents listed below and any additional documents we file with the SEC in the future under Sections 13(a), 13(c),14, or 15(d) of the Securities Exchange Act of 1934 until our offering is completed (other than information in such additional documents that are deemed, under SEC rules, not to have been filed):

•	Annual Report on Form 10-K for the year ended December 31, 2006;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2007;

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•

Current Reports on Form 8-K filed on January 8, 2007, January 24, 2007, January 30, 2007, March 14, 2007, April 13, 2007 and April 20, 2007, and two Forms 8-K filed on April 30,2007, and Form 8-K/A filed on January 12, 2007, amending the Form 8-K filed on November 6, 2006; and

•

The description of our common stock set forth in our registration statement filed with the SEC pursuant to Section 12 of the Securities Exchange Act of 1934 and any amendment or report filed for the purpose of updating any such description.

You may request a copy of these filings, at no cost, by writing to or telephoning us at the following address:

Attention: Investor Relations

Regions Financial Corporation

1900 Fifth Avenue North, Birmingham, Alabama 35203

(205) 581-7890

We have not included or incorporated by reference in this prospectus any separate financial statements of Regions Financing Trust II, Regions Financing Trust III, Regions Financing Trust IV, Regions Financing Trust V or Regions Financing Trust VI which we will refer to as the trusts. We do not believe that these financial statements would provide holders of trust preferred securities with any important information for the following reasons:

•	we will own all of the voting securities of the trusts;

•	the trusts do not and will not have any independent operations other than to issue securities and to purchase and hold our junior subordinated debentures; and

•	we are fully and unconditionally guaranteeing the obligations of the trusts as described in this prospectus.

We do not expect that the trusts will be required to file any information with the SEC for as long as we continue to file our information with the SEC.

RATIO OF EARNINGS TO FIXED CHARGES

Our consolidated ratio of earnings to fixed charges (from continuing operations) for the quarters ended March 31, 2007 and March 31, 2006 and for each of the five fiscal years ended December 31, 2006 are as follows:

	Three Months Ended March 31,		Twelve Months Ended December 31,
	2007(2)	2006	2006	2005	2004	2003	2002
Ratio of Earnings to Fixed Charges (1)
Excluding interest on deposits	3.76	3.99	3.86	3.64	4.06	3.61	3.08
Including interest on deposits	1.75	1.95	1.84	1.89	2.30	2.13	1.79

(1)	For purposes of computing the ratio of earnings to fixed charges, earnings as adjusted consists of income (loss) before income taxes plus fixed charges. Fixed charges, excluding interest on deposits, consists of interest and debt expense, amortization of deferred debt costs, and the estimated interest portion of rent expense.
(2)	For purposes of this computation, the recognized interest related to uncertain tax positions of approximately $24 million was excluded.

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USE OF PROCEEDS

We intend to use the net proceeds from the sales of the securities in the manner and for the purposes set forth in the applicable prospectus supplement.

VALIDITY OF THE SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities will be passed upon for us by Carl L. Gorday, our Assistant General Counsel, or such other legal officer as we may designate from time to time, and Alston & Bird LLP, Washington, D.C. Mr. Gorday beneficially owns shares of our common stock and options to acquire additional shares of our common stock. Certain United States federal income taxation matters will be passed upon for us by Alston & Bird LLP, Washington, D.C. Certain matters of Delaware law relating to the validity of the trust preferred securities will be passed upon for the trusts and us by Richards, Layton & Finger, P.A. Certain legal matters will be passed upon for any underwriters by the counsel to such underwriters specified in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Regions incorporated by reference in Regions’ Annual Report (Form 10-K) for the year ended December 31, 2006, and Regions management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, incorporated by reference therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, incorporated by reference therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

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